UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2007

Medarex, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

707 State Road, Princeton, N.J.	08540-1437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (609) 430-2880

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 9, 2007, the Compensation and Organization Committee of the Board of Directors (“Compensation Committee”) of Medarex, Inc. (“Medarex”) approved the following grants of stock options under Medarex’s 2005 Equity Incentive Plan, such grants to occur on August 31, 2007: Christian S. Schade, Chief Financial Officer and Senior Vice President, Finance and Administration, 160,000 options and W. Bradford Middlekauff, General Counsel, Senior Vice President and Secretary, 110,000 options.  The stock options will have a ten-year term, and 25% of the shares subject to each option grant will vest on the anniversary date of each grant.  The exercise price will be the average of the high and low prices of Medarex’s common stock on August 31, 2007.

In addition, the Compensation Committee approved a retention award to Mr. Schade of 65,000 shares of restricted Medarex common stock, such award to be made on August 31, 2007.  The restrictions on such stock will lapse in full on August 31, 2010, unless, prior to such date, Mr. Schade is terminated without cause or his employment agreement is not renewed, in which case such restrictions will be deemed to have lapsed on a monthly basis over a three-year period from the award date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.

Date: August 14, 2007	/s/ HOWARD H. PIEN
Howard H. Pien
President and Chief Executive Officer